                                                                     EXHIBIT 4.4

30 November 2001

PB Holdings NV
1170 Brussels
Terhulpsesteenweg 166

Dear Sirs

Proposed sale of shares in Restonic (M) Sdn Bhd

This letter sets out the arrangements between PB Holdings NV (Buyer) and PD Holdings (Malaysia) Sdn Bhd (Seller) (a wholly owned subsidiary of Pacific Dunlop Limited (PDL)), in relation to the proposed sale by the Seller of its shares in Restonic (M) Sdn Bhd (Company). The Seller owns 5,249,999 "ordinary B" shares and 7,000,000 preference shares in the Company (Sale Shares), constituting approximately 50% of the shares on issue in the Company.

1.       CONDITIONS

The parties acknowledge that the proposed sale of the Sale Shares is subject to one of the following occurring in relation to the pre-emptive rights held by FACB Industries Incorporated Berhad (FACB) under the Joint Venture and Shareholder's Agreement Malaysia dated 6 April 1993 between FACB, PDL and the Seller (JVA) in relation to the Sale Shares:

(a)      FACB waiving its pre-emptive rights; or

(b) the period of the "Second Option" (as referred to in the JVA) expiring without FACB having exercised its rights to purchase the Sale Shares,

(Pre-emptive Rights Condition).

The sale of Sale Shares is also subject to obtaining Foreign Investment Committee approval, Ministry of Trade Industry approval and Bank Negara approval (collectively Other Conditions).

2.       OFFER

2.1      PRE-EMPTIVE RIGHTS CONDITION SATISFIED BY 4 DECEMBER 2001

If the Pre-emptive Rights Condition is satisfied by 5pm on Tuesday, 4 December 2001, the Buyer agrees that it will do the following:

(a) continue to be bound by the terms of the Co-ordination Agreement signed by it on [30 November 2001] (Co-ordination Agreement) as it relates to the Company and Sale Shares; and

(b) execute an agreement for the sale of the Sale Shares, being an agreement in the form of the draft agreement attached as Annexure A (Malaysia Share Sale Agreement).

In such circumstances, the Buyer, the Seller and PDL agree that they will execute the Malaysia Share Sale Agreement by 5pm on Wednesday, 5 December 2001.

2.2      IRREVOCABLE OFFER

If the Pre-emptive Rights Condition has not been satisfied by 5pm on 4 December 2001, the Buyer agrees that by 5pm on Wednesday, 5 December 2001, it will make an irrevocable offer to the Seller to purchase all of the Sale Shares on the terms and conditions described below (Irrevocable Offer).

(a) terms substantially similar to those contained in the draft agreement attached as Annexure A will apply, except that:

         (1) the purchase price will be a fixed price of AUD$5,189,500, payable in full on completion;

         (2) the completion date will be the business day immediately following the date on which all of the Pre-emptive Rights Condition and the Other Conditions have been satisfied; and

(b) terms substantially similar to the following which are currently contained in the Co-ordination Agreement will apply:

         (1) clause 4.3 (Secondary Consents) (but only to the extent it relates to the Sale Shares) and that part of schedule 2, part B which relates to the Company and the Sale Shares;

         (2)      clause 4.5 (Tax Indemnity Deed);

         (3)      clause 6 (Warranties and Indemnities);

         (4)      clause 7 (Limitations on Liability);

         (5)      clause 8 (Foreign Exchange Contracts);

         (6)      clause 11 (Announcements and Confidentiality);

         (7)      clause 12 (Duties, Costs and Expenses); and

         (8)      clause 13 (General),

         amended to the extent necessary to apply to the Company, the Sale Shares, the Seller and the Buyer.

The above arrangement would be documented by amending the draft agreement attached as Annexure A as follows:

         (1)      in the manner described in paragraph (a) above;

         (2) by removing all references to the Co-ordination Agreement and replacing any provisions incorporated by reference from the Co-ordination Agreement, with the relevant provisions from the Co-ordination Agreement, amended to the extent necessary to apply to the Company, the Sale Shares, the Seller and the Buyer and to ensure that the agreement is 'stand alone'; and

         (3)      by adding the provisions described in paragraph (b) above.

The intended result of the amendments would be a stand-alone document for the sale of the Sale Shares (Stand-alone Malaysia Share Sale Agreement).

The Buyer agrees that if it is required to make the Irrevocable Offer in accordance with this paragraph 2.2, it will do so by signing an offer letter in the form of the draft letter attached as Annexure B, which incorporates the terms contained in the Stand-alone Malaysia Share Sale Agreement.

For the avoidance of doubt, that part of the Escrow Amount relating to the Sale Shares held in the Escrow Account pursuant to the Co-ordination Agreement, will continue to be held on the terms of the Co-ordination Agreement until such time as the Irrevocable Offer is accepted, from which time the terms of the Irrevocable Offer will apply to that amount. The terms "Escrow Amount" and "Escrow Amount" used in this paragraph have the meanings set out in the Co-ordination Agreement.

This paragraph 2.2 is subject to paragraph 3 below.

3.       TERMS OF SATISFACTION OF PRE-EMPTIVE RIGHTS CONDITION

In circumstances where:

(a) paragraph 2.2 rather than paragraph 2.1 applies to the Buyer (ie - the Irrevocable Offer has been made); and

(b) the Pre-emptive Rights Condition has been satisfied by 15 January 2002, on terms which allow for the Buyer, the Seller and PDL to proceed on sale terms other than those set out in the Irrevocable Offer, then PDL, the Buyer and the Seller agree that the terms on which the Sale Shares are to be sold will revert to the documentary arrangements described in paragraph 2.1. In such circumstances, as soon as practicable after the Pre-emptive Rights Condition has been satisfied, the Buyer, the Seller and PDL will execute the Malaysia Share Sale Agreement and the Seller will formally notify the Buyer that it does not accept the Irrevocable Offer.

In circumstances where:

(c) paragraph 2.2 rather than paragraph 2.1 applies to the Buyer (ie - the Irrevocable Offer has been made); and

(d) the Pre-emptive Rights Condition has been satisfied after 15 January 2002 or on terms which do not allow for the Buyer, the Seller and PDL to proceed on sale terms other than those set out in the Irrevocable Offer, then PDL, the Buyer and the Seller acknowledge and agree that:

         (1) after the earlier of the date on which the Pre-emptive Rights Condition has been satisfied and 15 January 2002, the Buyer may serve a notice on the Seller requiring it to accept the Irrevocable Offer and in such circumstances, the draft agreement attached to the Irrevocable Offer will be executed by PDL, the Buyer and the Seller immediately thereafter;

         (2) as soon as practicable after the earlier of the date on which the Pre-emptive Rights Condition has been satisfied and 15 January 2002, PDL and the Buyer will procure that the Co-ordination Agreement is amended in accordance with the following principles:

                           (A) references to the Sale Shares, the Malaysia Share Sale Agreement and the completion of the Malaysia Share Sale Agreement will be removed;

                           (B) the Malaysia Share Sale Agreement will cease to be a Linked Transaction Agreement;

                           (C)      the fixed price payable under the
                                    Stand-alone Malaysia Share Sale Agreement
                                    (Fixed Price) will be included as an Agreed
                                    Adjustment, such that it will be deducted from the Completion Accounts to derive the Completion Statement, subject to paragraph

                                    4 (for the avoidance of doubt, this new
                                    Agreed Adjustment is additional to the
                                    Agreed Adjustment relating to the Company specified in paragraph 7 of schedule 4 of the Co-ordination Agreement); and

                           (D) if the Buyer does not eventually buy the Sale Shares because the Pre-emptive Rights Condition or the Other Conditions are not satisfied, and the Fixed Price is less than 50% of the net assets of the Company in the Completion Accounts, PDL will refund the Buyer the difference.

4        ACKNOWLEDGMENT OF TERMS OF THIS LETTER

By signing the attached copy of this letter, the Buyer agrees to be bound by the terms of this letter and to procure its related corporations to do everything necessary to give effect to its terms. PDL agrees to procure its related corporations do everything necessary to give effect to the terms set out in this letter.


Yours sincerely

Paul Devereux

Pacific Dunlop Limited

Signed for and on behalf of
PB Holdings NV
by its attornies:

/s/                                            /s/
-------------------------------                -------------------------------
Witness                                        Attorney


                                               -------------------------------
                                               Name (please print)

/s/                                            /s/
-------------------------------                -------------------------------
Witness                                        Attorney


                                               -------------------------------
                                               Name (please print)

                                   ANNEXURE A
                           DRAFT SHARE SALE AGREEMENT

                                   ANNEXURE B
                        FORM OF IRREVOCABLE OFFER LETTER

See attached

                           [PB HOLDINGS NV LETTERHEAD]

[date]

Mr Paul Devereux
Pacific Dunlop Limited
Level 3
678 Victoria Street
Richmond Vic 3121

Dear Sir

Irrevocable offer for purchase of shares in Restonic (M) Sdn Bhd

PB Holdings NV irrevocably offers to PD Holdings (Malaysia) Sdn Bhd (Seller) (a wholly owned subsidiary of Pacific Dunlop Limited) to purchase the Sale Shares from the Seller for AUD$5,189,500 and on the terms and conditions contained in the draft agreement annexed as Annexure A.

This offer will lapse and will have no further force and effect after 1 December 2002.

For the purposes of this offer:

Company means Restonic (M) Sdn Bhd;

Sale Shares means all of the shares owned by the Seller in the Company, being 5,249,999 "ordinary B" shares and 7,000,000 preference shares.

Signed for and on behalf of
PB Holdings NV
by its attornies:


---------------------------                 -------------------------------
Witness                                     Attorney


                                            -------------------------------
                                            Name (please print)


----------------------------                -------------------------------
Witness                                     Attorney


                                            -------------------------------
                                            Name (please print)

                                   ANNEXURE A
                 DRAFT SHARE SALE AGREEMENT - IRREVOCABLE OFFER

                                   ANNEXURE A

SHARE SALE AGREEMENT
RESTONIC (M) SDN BHD

Pacific Dunlop Limited

PD Holdings (Malaysia) Sdn Bhd

and

PB Holdings NV

[LOGO OF FREEHILLS]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234 Facsimile 61 3 9288 1567
www.freehills.com.au DX240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Reference NJW:BAE

                                                   Malaysia Share Sale Agreement

TABLE OF CONTENTS

Clause                                                                      Page

1        Definitions and interpretation                                        1

         1.1      Definitions                                                  1
         1.2      Interpretation                                               4
         1.3      Business Day                                                 5
         1.4      Conflict                                                     5

2        Sale and purchase                                                     5

         2.1      Sale of shares                                               5
         2.2      Associated rights                                            6

3        Purchase Price                                                        6

         3.1      Amount                                                       6
         3.2      Payment at Completion                                        6
         3.3      Final payment                                                6

4        Completion                                                            6

         4.1      Date for Completion                                          6
         4.2      Delivery of documents                                        6
         4.3      Board meetings - to be considered                            7
         4.4      Buyer's obligations at completion                            7
         4.5      Interdependence                                              7
         4.6      Conduct until Shares are registered                          8

[Not used]                                                                     8

6        After Completion                                                      8

         6.1      Obligations relating to Taxes or Duties                      8
         6.2      Consultation                                                 8
         [Not used]                                                            8

7        Warranties                                                            8

8        Limitation of liability                                               9

9        Competition                                                           9

         9.1      Undertaking - jurisdictions to be confirmed                  9
         9.2      Acquisition of interests in competing Businesses             9
         9.3      Exclusion from restraint                                    10
         9.4      Related Corporations                                        10
         9.5      Severability                                                10

10       Release of guarantees                                                10

11       Guarantee and indemnity                                              10

         11.1     Guarantee                                                   10
         11.2     Indemnity                                                   11
         11.3     Extent of guarantee and indemnity                           11
         11.4     Continuing guarantee and indemnity                          11
         11.5     Warranties of the Guarantor                                 11
         11.6     Rights                                                      12

12       [Not used]                                                           12

                                                   Malaysia Share Sale Agreement

13       [Not used]                                                           12

Schedule 1 - Share Details                                                    13

Schedule 2 - Warranties                                                       15

Schedule 3 - Disclosure Schedule                                              32

Schedule 4 - Intellectual Property Rights                                     33

Schedule 5 - Superannuation funds                                             34

Schedule 6 - Contracts                                                        35

Schedule 7 - Guarantees                                                       36

Schedule 8 - Employees                                                        38

Schedule 9 - Plant and Equipment                                              39

Schedule 10 - Assets Leases                                                   40

Schedule 11 - Properties                                                      41

Schedule 12 - [Not used]                                                      42

                                                   Malaysia Share Sale Agreement

THIS SHARE SALE AGREEMENT

                  is made on        2001 between the parties specified in parts
                  1, 2 and 3 of schedule 1.

RECITALS

                  A.       The Seller is the owner of the Shares.

                  B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

                  C. The Guarantor agrees to guarantee the performance by the Seller of its obligations pursuant to this agreement.

THE PARTIES AGREE

                  in consideration of, among other things, the mutual promises contained in this agreement:

1        DEFINITIONS AND INTERPRETATION

         1.1      DEFINITIONS

                  In this agreement:

                  Accounting Standards has the meaning given to that term in the Co-ordination Agreement;

                  Accounts has the meaning given to that term in the Co-ordination Agreement;

                  Accounts Date means 30 June 2001;

                  Apportionment Statement has the meaning given to that term in the Co-ordination Agreement;

                  Assets Leases means all leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements to which a member of the Company Group is party including, but not limited to, those listed in schedule 10, but excludes leases in relation to the Properties;

                  Authorisation means any consent, registration, agreement, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency;

                  Business means the business carried on by the Company Group as more particularly described in part 8 of schedule 1;

                  Business Day means a day on which banks are open for business in Melbourne, Sydney and Auckland excluding a Saturday or a Sunday or a public holiday;

                  Business Records means the Company Group's customer lists and supplier lists, records of Intellectual Property Rights, Assets Leases, Contracts and Properties;

                  Buyer means the company specified in part 2 of schedule 1;

                                                   Malaysia Share Sale Agreement

                  Buyer Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Buyer's Warranties means the warranties set out in part 1 of schedule 2;

                  Claim means any claim or any course of action (including, but not limited to, in contract, in tort or under statute) in respect of this agreement;

                  Company means the company specified in part 4 of schedule 1;

                  Company Group means the Company and the Company Subsidiaries;

                  Company Subsidiaries means the companies specified in part 5 of schedule 1;

                  Company Subsidiary Shares means the shares in the capital of the Company Subsidiaries described in the columns headed "Shares legally owned by the Company" in part 7 of schedule 1;

                  Completion means completion of the sale and purchase of the Shares under clause 4;

                  Completion Date has the meaning given to that term in the Co-ordination Agreement;

                  Completion Statement has the meaning given to that term in the Co-ordination Agreement;

                  Conditions has the meaning given to that term in the Co-ordination Agreement;

                  Contracts means the agreements to which a member of the Company Group is a party and which are, wholly or partly, executory as at the Completion Date, including, but not limited to, those listed in part 1 of schedule 6, but excludes:

                  (a)      the Assets Leases; and

                  (b)      leases in relation to the Properties;

                  Co-ordination Agreement means the Co-ordination Agreement executed on the same day as this agreement by, among others, the Seller and the Buyer;

                  Data Room has the same meaning given to that term in the Co-ordination Agreement;

                  Dollars, A$ and $ means Australian dollars unless otherwise specified in this agreement;

                  Effective Time has the meaning given to that term in the Co-ordination Agreement;

                  Employees means an employee of the Company Group listed in schedule 8 who is still employed in the Business as at the Completion Date;

                  Environmental Law has the same meaning given to that term in the Co-ordination Agreement;

                  Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax;

                                                   Malaysia Share Sale Agreement

                  Encumbrance means any mortgage, charge, lien, pledge, other security interest or encumbrance (other than liens arising in the ordinary course of business by operation of law and title retention in respect of stock-in-trade);

                  Foreign Exchange Contracts means all foreign exchange hedging contracts entered by the Seller which relate exclusively to the Business which remain current as at Completion, details of which will be provided to the Buyer at the date of this agreement and at Completion;

                  Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

                  Guarantees means the guarantees and other letters of comfort and commitments of financial support given by the Seller and its Related Corporations in relation to the Business which remain in force at the date of this agreement, including but not limited to, as listed in schedule 7;

                  Guarantor means the company specified in part 3 of schedule 1;

                  Intellectual Property Rights means the rights and interests of the Company Group in the internet domain names, trademarks, patents, copyrights and designs including, but not limited to, those listed in schedule 4;

                  Interest Rate means the average rate displayed on the Reuters Page BBSW for 90 day bank bills at 10:10 am Melbourne time applicable to each Business Day on which amounts are outstanding as confirmed by Westpac Banking Corporation and on the basis that for a day other than a Business Day the rate applicable to the last preceding Business Day will apply;

                  Linked Transaction Agreements has the meaning given to that term in the Co-ordination Agreement;

                  Loss includes any damage, loss, claim, action, liability, cost, expense, outgoing or payment;

                  Pacific Brands Business has the meaning given to that term in the Co-ordination Agreement;

                  Payment Date has the meaning given to that term in the Co-ordination Agreement;

                  PDL Group means Pacific Dunlop Limited ABN 89 004 085 330 and its Related Corporations, immediately before Completion;

                  Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, lease hold improvements and motor vehicles owned by a member of the Company Group as at Completion and used exclusively in the Business including, without limitation, those listed in schedule 9;

                  Power means any right, power, authority, discretion or remedy conferred on the clause by this agreement or any applicable law;

                  Properties means the properties leased under the Property Leases;

                  Property Leases means the leases of real property listed in schedule 11;

                  Purchase Price means the price payable for the Shares under clause 3.1;

                                                   Malaysia Share Sale Agreement

                  Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by a member of the Company Group including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

                  Related Corporation means a "related body corporate" as defined in the Corporations Act;

                  Secondary Consents has the meaning given to that term in the Co-ordination Agreement;

                  Shares means the shares in the capital of the Company described in the column headed "Shares legally owned by the Seller" in part 6 of schedule 1;

                  Seller means the company specified in part 1 of schedule 1;

                  Seller Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Seller's Warranties means the warranties set out in part 2 of schedule 2;

                  Stock means the stock of the Business owned by a member of the Company Group as at Completion and includes, but is not limited to, raw materials, components, work in progress, finished goods, packaging materials, promotional materials, spare parts and other consumables;

                  Superannuation Funds means the superannuation funds to which a member of the Company Group makes contributions in respect of the Employees as listed in schedule 5;

                  Tangible Assets means Plant and Equipment and Stock;

                  Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above but excludes Duty;

                  Tax Law means any law relating to Tax; and

                  Warranties means the Buyer's Warranties and the Seller's Warranties.

         1.2      INTERPRETATION

                  In this agreement, unless the context otherwise requires:

                  (a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

                  (b) words importing the singular include the plural and vice versa;

                  (c)      words importing a gender include any gender;

                                                   Malaysia Share Sale Agreement

                  (d) other clauses of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

                  (e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

                  (f)      a reference to a part, clause, party, annexure or
                           schedule is a reference to a clause and part of, and a party, annexure and schedule to this agreement and a reference to this agreement includes any annexure and schedule;

                  (g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

                  (h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

                  (i) a reference to a party to a document includes that party's successors and permitted assigns;

                  (j) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

                  (k) if a covenant, undertaking, representation, warranty, indemnity or agreement is made or given by two or more parties, that covenant, undertaking, representation, warranty, indemnity or agreement is made or given and binds those parties jointly and severally; and

                  (l) if a party comprises two or more persons, a covenant, undertaking, representation, warranty, indemnity or agreement made or given by that party binds those persons jointly and severally.

         1.3      BUSINESS DAY

                  Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

         1.4      CONFLICT

                  If there is any conflict or inconsistency between anything contained in this agreement and anything contained in the Co-ordination Agreement, then the Co-ordination Agreement will prevail.

2        SALE AND PURCHASE

         2.1      SALE OF SHARES

                  Subject to the Conditions and any relevant Secondary Consents having been fulfilled or waived in accordance with the Co-ordination Agreement, the Seller

                                                   Malaysia Share Sale Agreement

                  will sell and the Buyer will buy the Shares for the Purchase Price free of Encumbrances and other third party rights on Completion.

         2.2      ASSOCIATED RIGHTS

                  The Shares will be transferred under this agreement with all rights attached or accruing to them on and from the Effective Time. The Buyer is not entitled to the rights attached to the Shares as at the date of this agreement or to any rights which accrue between the date of this agreement and the Effective Time, including dividend rights.

3        PURCHASE PRICE

         3.1      AMOUNT

                  The Purchase Price is the value ascribed to the Company Group in the Apportionment Statement in accordance with the terms of the Co-ordination Agreement.

         3.2      PAYMENT AT COMPLETION

                  It is acknowledged that under the Co-ordination Agreement, an amount must be paid at Completion by the Buyer to Pacific Dunlop Limited (or as otherwise directed by it) on behalf of the Seller.

         3.3      FINAL PAYMENT

                  On the Payment Date, the Buyer or the Seller, as appropriate, must pay to the other any net amount plus interest on the amount which may be payable in accordance with the provisions of the Co-ordination Agreement.

4        COMPLETION

         4.1      DATE FOR COMPLETION

                  Completion must take place on the Completion Date, subject to and as provided for in the Co-ordination Agreement.

         4.2      DELIVERY OF DOCUMENTS

                  At Completion, the Seller must deliver to the Buyer:

                  (a)      original share certificates for the Shares;

                  (b) duly completed transfers of the Shares to the Buyer in registrable form, executed by the Seller;

                  (c) duly executed releases of all guarantees that have been obtained in accordance with clause 10;

                                                   Malaysia Share Sale Agreement

                  (d) the written resignations of all directors and secretaries of each member of the Company Group which were directors or secretaries appointed by the PDL Group (including a written acknowledgment that he or she has no Claim against the Company for loss of office, breach of contract, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to the Completion Date) except David Pond and David Jackson, to be effective on the appointment of the directors to be appointed at the Board meetings to be convened under clause 4.3;

                  (e) evidence that any Secondary Consent relevant to the sale of the Shares has been obtained, to the extent in the possession of the Seller;

                  (f) any power of attorney or other authority under which the transfers of the Shares are executed; and

                  (g) evidence that all rights of pre-emption which any person has in respect of any of the Shares have been satisfied or waived.

         4.3      BOARD MEETINGS - TO BE CONSIDERED

                  At Completion, the Seller must request that a meeting of the directors of the Company is convened and conducts the following business:

                  (a) approval of the registration of the Buyer as the holder of the Shares in the books of the Company; and

                  (b) appointment of the nominees of the Buyer as directors of the members of the Company Group.

         4.4      BUYER'S OBLIGATIONS AT COMPLETION

                  At Completion the Buyer must:

                  (a) pay the Seller an estimate of the Purchase Price in accordance with clause 3.2;

                  (b) execute the transfers of Shares delivered by the Seller pursuant to clause 4.2(b);

                  (c) deliver to the Seller a copy of each of the consents which have been lodged with the Malaysian Registry of Companies from the persons nominated by the Buyer as the directors and secretary of each member of the Company Group; and

                  (d) deliver to the Seller any evidence required by it that any Secondary Consent relevant to the sale of the Shares has been obtained.

         4.5      INTERDEPENDENCE

                  (a) Notwithstanding any provision of a Linked Transaction Agreement but subject to clause 4 of the Co-ordination Agreement, the obligations of the parties to the Linked Transaction Agreements in respect of completion (as defined in each Linked Transaction Agreement) are interdependent.

                                                   Malaysia Share Sale Agreement

                  (b) All actions at Completion under this agreement and completion under each other Linked Transaction Agreement will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under the Linked Transaction Agreements due to be made at or immediately after completion (as defined in each Linked Transaction Agreement) have been made.

                  (c) A breach of this agreement by any party to this agreement is deemed to constitute a breach by the defaulting party of each Linked Transaction Agreement to which the defaulting party is a party.

         4.6      CONDUCT UNTIL SHARES ARE REGISTERED

                  After Completion and until the Shares are registered in the name of the Buyer or its nominee, the Seller must take all action lawfully required by the Buyer by written notice to the Seller to vote on any resolutions of the Company as the Buyer directs.

5        [NOT USED]

6        AFTER COMPLETION

         6.1      OBLIGATIONS RELATING TO TAXES OR DUTIES

                  After Completion, the Buyer must procure that each member of the Company Group provides the Seller with access to such employees and records of the member of the Company Group as the Seller reasonably requires to meet its obligations under any law relating to Tax or Duty provided such access is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

         6.2      CONSULTATION

                  If any Governmental Agency conducts an audit in relation to the affairs of a member of the Company Group relating to any period prior to the Completion Date then the Buyer must procure that the Seller is promptly notified of this and that the Seller is then regularly consulted with in relation to the audit process until resolved.

         6.3      [NOT USED]

7        WARRANTIES

                  (a) The Buyer gives the Buyer's Warranties in favour of the Seller on and subject to the terms set out in the Co-ordination Agreement.

                                                   Malaysia Share Sale Agreement

                  (b) The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the terms set out in the Co-ordination Agreement.

8        LIMITATION OF LIABILITY

                  The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the limitations on liability set out in the Co-ordination Agreement.

9        COMPETITION

         9.1      UNDERTAKING - JURISDICTIONS TO BE CONFIRMED

                  In consideration for the respective promises of the Seller and the Buyer to each other in this agreement, the Seller undertakes to the Buyer that it will not for a period of 5 years, 4 years, 3 years, 2 years or 1 year after the Completion Date in Malaysia or Singapore.

                  (a) engage in any business or activity which is the same as or substantially similar to or competitive with, the Business or any material part of it;

                  (b) solicit, canvass, induce or encourage any person who was at any time during the 6 months period ending on the Completion Date a director, employee or agent of a member of the Company Group to leave the employment or agency of the Company Group;

                  (c) solicit, canvass, approach or accept any approach from any person who was at any time during the 6 months period ending on the Completion Date, a client or customer of a member of the Company Group with a view to obtaining the custom of that person in a business which is the same as or substantially similar to or competitive with, the Business; or

                  (d) interfere with the relationship between a member of the Company Group and its clients, customers, employees or suppliers.

         9.2      ACQUISITION OF INTERESTS IN COMPETING BUSINESSES

                  Clause 9.1 does not prevent the Seller or any of its Related Corporations from acquiring an interest, directly or indirectly, in a business in competition with the Business in the area referred to in that clause if:

                  (a) the acquisition of the interest in the competing business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets;

                  (b) the value of the competing business is not more than 15% of the value of the acquisition taken as a whole; and

                  (c) the Seller or the relevant Related Corporation uses its best endeavours to dispose of the competing business or its interest in the business within 12 months after its acquisition.

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                                                   Malaysia Share Sale Agreement

         9.3      EXCLUSION FROM RESTRAINT

                  This clause 9 does not restrict the Seller or any of its Related Corporations from:

                  (a) continuing to carry on any business (other than the Business) carried on at the date of this agreement; or

                  (b) holding less than 5% of the issued share capital of a company listed on a recognised Stock Exchange.

         9.4      RELATED CORPORATIONS

                  The Buyer agrees that the provisions of this clause 9 only apply to the Related Corporations of the Seller for so long as those entities remain Related Corporations of the Seller.

         9.5      SEVERABILITY

                  (a) If any of the several separate and independent covenants and restraints in clause 9.1 are or become invalid or unenforceable for any reason, then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 9.1.

                  (b) If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company Group, but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

10       RELEASE OF GUARANTEES

                  (a) The Buyer must use its best endeavours to secure the release of the Seller or any Related Corporation of the Seller from any Guarantee or Encumbrance provided in relation to the Business, effective from Completion.

                  (b) If the Buyer is unable to secure the release under clause 10(a), then the Buyer must pay the Seller an amount equal to any Loss which the Seller or any Related Corporation of the Seller pays, suffers, incurs, or is liable for in relation to any Guarantee or Encumbrance referred to in clause 10(a) which relates to any act or omission of the Company Group after Completion.

11       GUARANTEE AND INDEMNITY

         11.1     GUARANTEE

                  The Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement.

                                                   Malaysia Share Sale Agreement

         11.2     INDEMNITY

                  The Guarantor indemnifies and holds the Buyer harmless from and against all Loss incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation.

         11.3     EXTENT OF GUARANTEE AND INDEMNITY

                  (a)      This clause 11 applies:

                           (1) to the present and future obligations of the Seller under this agreement; and

                           (2) to this agreement, as amended, supplemented, renewed or replaced.

                  (b) The obligations of the Guarantor under this clause 11 extend to any change in the obligations of the Seller as a result of any amendment, supplement, renewal or replacement of this agreement.

                  (c) This clause 11 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

                  (d)      This clause 11 applies:

                           (1) regardless of whether the Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

                           (2) irrespective of any rule of law or equity to the contrary.

         11.4     CONTINUING GUARANTEE AND INDEMNITY

                  This clause 11 is a continuing obligation of the Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Seller under this agreement have been performed.

         11.5     WARRANTIES OF THE GUARANTOR

                  The Guarantor represents and warrants to the Buyer that:

                  (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

                  (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

                           (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

                           (2)      the constitution of the Guarantor; or

                           (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it.

                                                   Malaysia Share Sale Agreement

         11.6     RIGHTS

                  The Guarantor waives any right it has of first requiring any of the Buyer Group Companies to commence proceedings or enforce any other right against the Seller or any of the Seller Group Companies or any other person before claiming under this clause 11.

12       [NOT USED]

13       [NOT USED]

                                                   Malaysia Share Sale Agreement

SCHEDULE 1 - SHARE DETAILS

         PART 1 - SELLER

         PD Holdings (Malaysia) Sdn Bhd

         PART 2 - BUYER

         PB Holdings NV of 1170 Brussels, Terhulpsesteenweg 166

         PART 3 - GUARANTOR

         Pacific Dunlop Limited ABN 89 004 085 330 of Level 3, 678 Victoria Street, Richmond, Victoria 3121

         PART 4 - COMPANY

         Restonic (M) Sdn Bhd

         PART 5 - COMPANY SUBSIDIARIES

         Dreamland Corporation (M) Sdn Bhd

         Dream Crafts Sdn Bhd

         Dream Products Sdn Bhd

         Sleepmaker Sdn Bhd

         Dreamland Spring Manufacturing Sdn Bhd

         Eurocoir Products Sdn Bhd

         Dreamland (Singapore) Pte Ltd

         PART 6 - SHARES

                           PLACE OF         NOMINAL SHARE                             SHARES OWNED BY
         COMPANY           INCORPORATION    CAPITAL                 ISSUED CAPITAL    THE SELLER
         ----------------------------------------------------------------------------------------------------------------
         Restonic (M)      Malaysia         RM35,000,000 divided    12,250,000        .  PD Holdings
         Sdn Bhd                            into:                   Ordinary "A"         (Malaysia) Sdn
                                                                                         Bhd - Ordinary
                                            17,500,000 Ordinary     5,249,999            B - 5,249,999
                                            "A" @ RM1.00            Ordinary "B"

                                            7,500,000 Ordinary      7,000,000         .  PD Holdings
                                            "B" @ RM1.00            Preference           (Malaysia) Sdn
                                                                                         Bhd -
                                            10,000,000 Preference                        Preference
                                            @ RM1.00                                     shares -
                                                                                         7,000,000


         PART 7 - COMPANY SUBSIDIARY SHARES

         COMPANY           PLACE OF                                                   SHARES OWNED BY
         SUBSIDIARY        INCORPORATION    AUTHORISED CAPITAL      ISSUED CAPITAL    THE COMPANY
         ----------------------------------------------------------------------------------------------------------------
         Dreamland         Malaysia         RM5,000,000             4,000,000         4,000,000 held by
         Corporation (M)                    (5,000,000 @ RM1 per                      Restonic (M) Sdn
         Sdn Bhd                            share)                                    Bhd

         Dream Crafts      Malaysia         RM100,000 (100,000 @      100,000         100,000 held by
         Sdn Bhd                            RM1 per share)                            Restonic (M) Sdn
                                                                                      Bhd

         Dream Products    Malaysia         RM1,000,000               243,100         243,100 held by
         Sdn                                (1,000,000 @ RM1 per                      Restonic (M) Sdn
         ----------------------------------------------------------------------------------------------------------------

                                                   Malaysia Share Sale Agreement

         COMPANY           PLACE OF                                                   SHARES OWNED BY
         SUBSIDIARY        INCORPORATION    AUTHORISED CAPITAL      ISSUED CAPITAL    THE COMPANY
         ----------------------------------------------------------------------------------------------------------------
         Bhd                                share)                                    Bhd

         Sleepmaker Sdn    Malaysia         RM100,000 (100,000 @           20         20 held by
         Bhd                                RM1 per share)                            Restonic (M) Sdn
                                                                                      Bhd

         Dreamland         Malaysia         RM5,000,000             3,300,000         3,300,000 held by
         Spring                             (5,000,000 @ RM$1 per                     Restonic (M) Sdn
         Manufacturing                      share)                                    Bhd
         Sdn Bhd

         Eurocoir          Malaysia         RM5,000,000             2,000,000         2,000,000 held by
         Products Sdn Bhd                   (5,000,000 @ RM1 per                      Restonic (M) Sdn
                                            share)                                    Bhd

         Dreamland         Singapore        S$1,000,000               200,000         200,000 held by
         (Singapore) Pte                    (1,000,000 @ S$1 per                      Restonic (M) Sdn
         Ltd                                share)                                    Bhd

         PART 8 - BUSINESS

         The business carried on by the Company Group comprising of the manufacturing and selling of foam, furniture and bedding.

                                                   Malaysia Share Sale Agreement

SCHEDULE 2 - WARRANTIES

PART 1 - BUYER'S WARRANTIES

1        BUYER AUTHORISED

         The Buyer has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2        POWER TO BUY

         The Buyer has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

3        NO LEGAL IMPEDIMENT

         So far as the Buyer is aware, the execution, delivery and performance by the Buyer of this agreement comply with:

         (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

         (b)      the constitution or other constituent documents of the Buyer;
                  and

         (c)      any Encumbrance or document which is binding on the Buyer.

4        NO LIQUIDATION OR WINDING-UP

         The Buyer has not gone into liquidation nor passed a winding-up resolution nor received or published a notice under sections 601AA or 601AB of the Corporations Act or any similar insolvency law in Belgium.

5        NO PETITION

         No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

6        NO WRIT OF EXECUTION

         No writ of execution has issued against the Buyer.

                                                   Malaysia Share Sale Agreement

7        NO RECEIVER OR ADMINISTRATOR

         No receiver or receiver and manager or administrator of any part of the undertaking or assets of the Buyer has been appointed.

8        KNOWLEDGE OF BUYER

         Neither the Buyer nor any holding company (direct or indirect) of the Buyer is aware of any matter or thing that at Completion constitutes a breach of the Seller's Warranties.

                                                   Malaysia Share Sale Agreement

PART 2 - SELLER'S WARRANTIES

1        AUTHORITIES

         1.1      SELLER AUTHORISED

                  The Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and its validly existing and in good standing.

         1.2      POWER TO SELL

                  The Seller has full power to enter into and perform its obligations under this agreement and is able to sell and transfer the Shares being sold by it under this agreement without the consent of any other person and free of any pre-emptive rights, or rights of first refusal or any other such rights which may restrict the transfer of the Shares to the Buyer (except as disclosed in writing by the Seller).

         1.3      NO LEGAL IMPEDIMENT

                  The execution, delivery and performance by the Seller of this agreement complies with:

                  (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

                  (b) the constitution or other constituent documents of the Seller; and

                  (c) any Encumbrance or document which is binding on the Seller.

         1.4      CORPORATE POWER

                  (a)      Each member of the Company Group:

                           (1)      is validly existing and in good standing;

                           (2)      is accurately described in part 4 of
                                    schedule 1; and

                           (3)      has full corporate power to own its
                                    properties, assets and businesses and to carry on the Business.

                  (b) The Company Group has good and marketable title to all the assets included in the Accounts.

         1.5      CONSTITUTION

                  The copy of the constitution of the Company given to the Buyer is a complete and accurate copy in all material respects.

         1.6      CORPORATE NAME

                  The Company Group does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

                                                   Malaysia Share Sale Agreement

2        COMPLIANCE WITH LAW

         2.1      COMPLIANCE WITH LAW

                  So far as the Seller is aware, the Company Group has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the assets of the Business or the Properties) and no material contravention or allegation of any material contravention of any applicable law is known to the Seller.

         2.2      AUTHORISATIONS

                  The Company Group holds all necessary material Authorisations required to conduct the Business, use the assets of the Business and occupy the Properties and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on the Business as currently carried on.

3        SHARES AND CAPITAL

         3.1      TITLE

                  (a) The Seller is the legal and beneficial owner of the Shares being sold by it under this agreement which are free of all Encumbrances and other third party interests or rights.

                  (b) The Company is the legal and beneficial owner of the Company Subsidiary Shares free of all Encumbrances and other third party interests or rights.

         3.2      ISSUED CAPITAL

                  (a) The shares described in the column headed "Issued Capital" in part 6 of schedule 1 are all the issued shares in the capital of the Company and were validly issued by the Company.

                  (b) The shares described in the column headed "Issued Capital" in part 7 of schedule 1 are all the issued shares in the capital of each of the Company Subsidiaries and those shares were validly issued by the applicable Company Subsidiary.

         3.3      FULLY PAID

                  The Shares and Company Subsidiary Shares are fully paid and no money is owing in respect of them.

         3.4      ISSUE OF OTHER SECURITIES

                  No member of the Company Group is under an obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of or exercise any option over, any shares or other securities of the Company Group which is still current and subsisting.

                                                   Malaysia Share Sale Agreement

4        POSITION SINCE THE ACCOUNTS DATE

         4.1      POST ACCOUNTS DATE

                  Since the Accounts Date no member of the Company Group has:

                  (a) entered into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

                  (b) acquired or disposed of any assets other than on arm's length terms in the ordinary course of business;

                  (c)      created an Encumbrance over any of its assets;

                  (d) incurred any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

                  (e) in the conduct of the Business made any material change to its policy or practice as to the payment of creditors or collection of trade receivables;

                  (f) engaged any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminated the employment of any of its employees or changed in any material respect the terms of employment (including remuneration);

                  (g) sold or agreed to sell any fixed asset with a value of more than $250,000 or bought or committed to buy any fixed asset with a value of more than $250,000;

                  (h)      distributed or returned any capital to its members;

                  (i) paid any dividend to its members or paid any management fee or similar amount;

                  (j) issued any shares, options or securities which are convertible into shares in a member of the Company Group;

                  (k)      altered its constitution;

                  (l) incurred or undertaken any actual or contingent liabilities or obligations (including Tax) except in the ordinary course of business; or

                  (m) changed its accounting policies, practices or principles,

                  except in respect of the period between the date of this agreement and Completion, if the Buyer has first consented in writing.

         4.2      SUPPLIERS/CUSTOMERS

                  Since the Accounts Date:

                  (a) so far as the Seller is aware, none of the following suppliers of the Business: Kuehne and Nahgel, Bugley Hobba and Manton, Robert Ng, Zenith Media, Dow Chemical, Helm AG, Ulee, Hewlett Packard, PT Goldindo Menawian and BASF has:

                           (1) reduced the level of its supplies to a member of the Company Group other than in the ordinary course of business;

                                                   Malaysia Share Sale Agreement

                           (2) indicated an intention to cease or reduce the volume of its trading with a member of the Company Group after Completion; or

                           (3) materially altered the terms on which it trades with a member of the Company Group; or

                  (b)      none of the following customers of the Business:
                           Kmart, BigW, Myer/Grace Bros, Target, Best & Less, Lowes Manhattan, Woolworths, Payless Shoes, Harvey Norman and David Jones:

                           (1) reduced the level of its custom from a member of the Company Group other than in the ordinary course of business;

                           (2) indicated an intention to cease or reduce the volume of its trading with a member of the Company Group after Completion; or

                           (3) materially altered the terms on which it trades with a member of the Company Group.

5        TANGIBLE ASSETS

         5.1      TITLE TO ASSETS

                  All material Tangible Assets are:

                  (a) (other than items under repair and stock-in-transit) in the possession or under the control of the relevant member of the Company Group;

                  (b) the absolute property of the relevant member of the Company Group free of all Encumbrances, other than the Tangible Assets subject to the Assets Leases.

         5.2      ASSETS NOT OWNED

                  All material Tangible Assets which are used by the members of the Company Group but are not owned by those companies are used pursuant to the Assets Leases or other arrangements entered into on arm's length terms in the ordinary course of the Business.

         5.3      PLANT AND EQUIPMENT

                  So far as the Seller is aware, all Plant and Equipment listed in schedule 9 and currently in use in the Business is:

                  (a)      in good working order;

                  (b) capable of doing the job for which it is now being used; and

                  (c) in reasonable condition having regard to its age and fair wear and tear.

6        ENCUMBRANCES

         6.1      OWNERSHIP OF SHARES

                  As at Completion the Seller will be the legal and beneficial owner of the Shares being sold by it under this agreement free of Encumbrances.

                                                   Malaysia Share Sale Agreement

         6.2      DISCHARGES BY COMPLETION

                  The Seller has not granted or created, or agreed to grant or create, any Encumbrance in respect of the Shares being sold by it under this agreement or the assets of the Company Group other than any which will be discharged on or before Completion.

7        INTELLECTUAL PROPERTY RIGHTS

         7.1      SCOPE

                  So far as the Seller is aware, each member of the Company Group owns or has an enforceable right to use all intellectual property rights needed to carry on the Business in the places and in the manner currently carried on.

         7.2      OWNERSHIP AND USE

                  (a) The Company Group is the legal and beneficial owner of all the Intellectual Property Rights listed in parts 1 and 3 of schedule 4.

                  (b) The Company Group has, by way of a valid, binding and enforceable licence from a third party, a lawful right to use in the places and manner in which they are currently used by the Company Group in the Business all the Intellectual Property Rights listed in part 2 of schedule 4.

         7.3      NO THIRD PARTY RIGHTS

                  So far as the Seller is aware, no person, other than the Company or a Company Subsidiary, or a licensee of the Company or a Company Subsidiary disclosed in part 3 of schedule 4 has any right to any Intellectual Property Right listed in part 1 of schedule 4.

         7.4      NO INFRINGEMENT

                  So far as the Seller is aware, the use by the members of the Company Group of the Intellectual Property Rights listed in schedule 4 does not breach or infringe any Intellectual Property Right of any other person nor, so far as the Seller is aware, are there any allegations that a member of the Company Group has infringed or is infringing the intellectual property rights of a third party.

         7.5      DISPUTES

                  No member of the Company Group is currently involved in any material dispute with any third party in relation to the Intellectual Property Rights listed in schedule 4.

         7.6      ROYALTIES/FEES

                  Other than in respect of the Intellectual Property Rights set out in part 2 of schedule 4, there are no material royalties, licence fees or other similar fees payable by members of the Company Group in connection with the use of any Intellectual Property Rights.

                                                   Malaysia Share Sale Agreement

8        ASSETS LEASES

         8.1      NATURE

                  The Assets Leases were entered into within the ordinary course of business.

         8.2      NO DEFAULT

                  No member of the Company Group and, so far as the Seller is aware, no other party to any Assets Lease is, in default under an Assets Lease where such breach or default would be materially and adversely prejudicial to a member of the Company Group in carrying on the Business and no member of the Company Group has received notice of any default of any Asset Lease.

         8.3      VALIDITY

                  So far as the Seller is aware, each Asset Lease:

                  (a)      is valid and subsisting;

                  (b)      has not been amended or modified; and

                  (c) is not terminable by virtue of the sale of the Shares.

         8.4      ASSETS LEASES USED IN THE BUSINESS

                  The Asset Leases constitute all the lease and hire purchase agreements used in the Business by the members of the Company Group.

9        CONTRACTS

         9.1      NATURE OF CONTRACTS

                  So far as the Seller is aware, part 1 of schedule 6 and parts 2 and 3 of schedule 4 contains details of all Contracts which:

                  (a) are not within the ordinary course of ordinary business of the Business;

                  (b)      are not on arm's length terms;

                  (c) are not capable of complete performance or termination without payment of damages, within 12 months from the date of this agreement;

                  (d) restrict a Company Group member's freedom to carry on the Business in the places and the manner in which it is currently carried on;

                  (e) are contracts (not being contracts for the purchase or sale of Stock) which are expected to result in expenditure by a member of the Company Group of more than $1,000,000;

                  (f)      are distribution or agency agreements; and

                  (g) entitle the other party to terminate the contract or impose terms less favourable to a member of the Company Group due to the sale of the Shares.

                                                   Malaysia Share Sale Agreement

         9.2      NO DEFAULT

                  No member of the Company Group and, so far as the Seller is aware, no other party to any Contract is in default under such Contract where such breach or default would be materially and adversely prejudicial to a member of the Company Group in carrying on the Business as currently carried on and there are no grounds for rescission, avoidance or repudiation of any such Contract where such rescission, avoidance or repudiation would be materially and adversely prejudicial to the Seller in carrying on the Business as currently carried on.

         9.3      FOREIGN CURRENCY

                  Part 2 of schedule 6 contains a listing, which is accurate in all material respects, of outstanding commitments of the members of the Company Group relevant to the Business as at the date stated in that schedule in relation to foreign currency hedging contracts.

         9.4      COPIES OF CONTRACTS

                  So far as the Seller is aware, the Data Room contained copies or written summaries of all Contracts which are material to the operation of the Business.

         9.5      TAXES

                  All Taxes (including stamp duty or any similar tax) payable on all transactions to which a Company Group member is a party, or that a member of the Company Group has an interest in enforcing have been paid or are provided for in the Accounts.

10       PROPERTIES

         10.1     COMPANY GROUP'S INTEREST

                  No member of the Company Group has an interest in real property which it uses in the Business except for its interest in the Properties.

         10.2     OCCUPATION AND USE

                  The Company Group has exclusive occupation and quiet enjoyment of the Properties and the Company Group's use of the Properties, so far as the Seller is aware, complies in all material respects with all acts, regulations, planning schemes, developments, approvals, permits and requirements (including zoning requirements) of any governmental agency (not including in relation to Environmental Law, which this warranty does not apply to). None of the Properties, so far as the Seller is aware, are subject to any sub-lease, tenancy or right of occupation by any other party.

         10.3     NO BREACH

                  No member of the Company Group has received a notice of default in respect of any Leased Property which remains outstanding and asserts non-compliance with the lease of that property.

                                                   Malaysia Share Sale Agreement

         10.4     NO NOTICES

                  No member of the Company has received any notice from any third party in respect of the Properties:

                  (a) in respect of the compulsory acquisition or resumption of any part of any of the Properties; or

                  (b) asserting that the current use of the Properties breaches the requirements of any relevant planning scheme; or

                  (c) which would be likely to have a materially adverse effect on the use of the Properties in the Business as currently used.

         10.5     [NOT USED]

         10.6     PROPERTY DETAILS

                  The particulars of the Properties set out in schedule 11 are true and correct in all material aspects.

         10.7     PROPERTY DISCLOSURE

                  Details of all material documentation pursuant to which the Properties are owned, used or occupied by the members of the Company Group have been provided to the Buyer and there are no other documents, correspondence or other material which have not been provided to the Buyer which would have a material adverse affect on the interests of the members of the Company Group in the Properties.

         10.8     DISPUTES

                  There are no material disputes claims or actions relating to any of the Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties.

         10.9     [NOT USED]

         10.10    PROPOSED DISPOSAL

                  No member of the Company Group is a party to any outstanding agreement to acquire or dispose of land or Properties or any interest in land or Properties.

         10.11    PROPERTY LEASE DISCLOSURE

                  In relation to the Property Leases, particulars of which are set out in schedule 11:

                  (a) written copies of which have been provided to the Buyer, and are so far as the Seller is aware, complete in all material aspects recordings of their terms and there are no other agreements, documents or understandings in relation to the Property Leases; and

                  (b) so far as the Seller is aware, are current and enforceable.

         10.12    TERMINATION NOTICE

                  No lessor under a Property Lease has served any notice to terminate the Property Lease.

                                                   Malaysia Share Sale Agreement

         10.13    ASSIGNMENT

                  Neither the Company, the Company Subsidiaries nor the Seller:

                  (a) has agreed to any assignment, subletting, parting with possession or surrender of a Property Lease or any part of the property leased; or

                  (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of a Property Lease.

11       OFFERS OUTSTANDING

                  Any offer, tender or quotation made by a member of the Company Group in respect of the Business which is outstanding and capable of acceptance by a third party, was, so far as the Seller is aware, made in the ordinary course of the Business.

12       SHAREHOLDINGS

                  No member of the Company Group is the holder or beneficial owner of any shares or other securities in any company (except for shares held by the Company in the Company Subsidiaries, as described in part 7 of schedule 1).

13       MEMBERSHIPS

                  No member of the Company Group is a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14       EMPLOYEES

         14.1     LIST OF EMPLOYEES COMPLETE

                  Schedule 8 contains a complete list of the employees employed by the Company Group in the Business as at the date indicated in the schedule and the Buyer has been given all material details of the employment benefits of these employees.

         14.2     INCENTIVE SCHEMES

                  No member of the Company Group has agreed to any share incentive scheme, share option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Business or with any Employee which has not been fairly disclosed to the Buyer.

         14.3     SERVICE AGREEMENTS

                  No member of the Company is a party to any written employment or service agreement with any Employee requiring the giving of more than three months notice to the employee which has not been fairly disclosed to the Buyer.

                                                   Malaysia Share Sale Agreement

         14.4     MANAGEMENT AGREEMENTS

                  No member of the Company Group has any material agreement with any person for the provision of consulting or management services in respect of the Business which has not been fairly disclosed to the Buyer.

         14.5     DISPUTES

                  No member of the Company Group is involved in any material dispute with any employees (past or present) and is not aware of any circumstances likely to give rise to any dispute.

         14.6     COMPLIANCE

                  No member of the Company Group is in breach in any material respect of any employment contract with any Employee as at the date of this agreement.

         14.7     COMPLIANCE

                  Each member of the Company Group has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Taxation, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

         14.8     DISCLOSURE

                  Except as set out in the Data Room there are no awards, enterprise agreements or other instruments made or approved under law which apply to employees of the Company Group.

15       SUPERANNUATION

         15.1     LIST OF SUPERANNUATION FUNDS

                  The Superannuation Funds are the only superannuation schemes or pension arrangements to which members of the Company Group make contributions in respect of the Employees.

         15.2     FUNDING

                  Each member of the Company Group has paid all contributions due by it to the Superannuation Funds in respect of the Employees.

16       LITIGATION

         16.1     NOT A PARTY TO ANY LITIGATION

                  No member of the Company Group is:

                  (a) a party to any material prosecution, litigation or arbitration proceedings; or

                  (b) so far as the Seller is aware, subject to any material administrative or governmental investigation,

                                                   Malaysia Share Sale Agreement

                  and the Seller is not aware that any such proceeding or investigation is threatened or pending.

         16.2     NO CIRCUMSTANCES

                  There are no circumstances of which the Seller is aware which may give rise to any proceeding or investigation referred to in warranty 16.1.

17       [NOT USED]

18       SOLVENCY

         18.1     NO LIQUIDATION OR WINDING-UP

                  No member of the Company Group has gone into liquidation under the Companies Act 1965 nor been removed from the Registrar of Companies under the Companies Act 1965.

         18.2     NO PETITION

                  No petition or other process for winding-up has been presented or threatened against any member of the Company Group and there are no circumstances justifying such a petition or other process.

         18.3     NO WRIT OF EXECUTION

                  No writ of execution has issued against any member of the Company Group.

         18.4     NO RECEIVER OR ADMINISTRATOR

                  No receiver or manager of any part of the Company's or a Company Subsidiary's undertaking or assets has been appointed.

         18.5     PAYMENT OF DEBTS

                  No member of the Company Group:

                  (a) has stopped paying its debts as and when they fall due;

                  (b) is insolvent within the meaning of the Companies Act 1965, Malaysia; and

                  (c) is subject to voluntary administration under the Companies Act 1965, Malaysia.

         18.6     LIQUIDATION

                  The Seller has not gone into liquidation under the Companies Act 1965 nor been removed from the Registrar of Companies under the Companies Act 1965.

         18.7     PETITION

                  No petition or other process for winding-up has been presented or threatened against the Seller and there are no circumstances justifying such a petition or other process.

                                                   Malaysia Share Sale Agreement

         18.8     WRIT OF EXECUTION

                  No writ of execution has issued against the Seller.

         18.9     RECEIVER MANAGER

                  No receiver or statutory manager of any part of the Seller's undertaking or assets has been appointed.

19       INSURANCE

         19.1     POLICIES

                  Those assets of the Company Group which are of an insurable nature are insured by the relevant Company Group members against fire and other usual risks on a basis which the Seller considers commercially prudent.

20       INFORMATION

         20.1     WRITTEN INFORMATION

                  In relation to written information provided by the Seller to the Buyer in relation to the sale of the Shares sold by it under this agreement:

                  (a) if that information comprised copies of documents, correspondence or other materials the copies provided were, so far as the Seller is aware, true and complete;

                  (b) if that information comprised historical data about the Business prepared by the Seller or members of the Company Group, that data was, so far as the Seller is aware, true and correct in all material respects.

         20.2     ACCURACY

                  Each of the statements and all information set out, or referred to, in the Disclosure Schedule and the schedules numbered 4 to 11 to this agreement are complete and accurate in all material respects and not misleading.

21       BUSINESS RECORDS

                  The Business Records are in the possession or control of the relevant Company Group member and will be maintained by that Company Group member in accordance with its usual practice pending Completion.

                                                   Malaysia Share Sale Agreement

22       TAXES AND DUTIES

         22.1     TAX PAID

                  Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of any of the members of the Company Group which has become due for payment has been paid.

         22.2     SINCE ACCOUNTS DATE

                  So far as the Seller is aware, the conduct of the Business since the Accounts Date will only give rise to liability to Tax in the ordinary course of business.

         22.3     PROVISION IN ACCOUNTS

                  Adequate provision has been made in the Accounts for any Tax on a member of the Company Group which is payable or may become payable in respect of any transaction or income occurring or arising before the Accounts Date but which was unpaid as at the Accounts Date.

         22.4     WITHHOLDING TAX

                  So far as the Seller is aware, any obligation of a member of the Company Group under any Tax Law to withhold amounts at source, including, but not limited to, withholding tax, has been complied with.

         22.5     RECORDS

                  Each member of the Company Group has maintained proper and adequate records to enable it to comply with its obligations to:

                  (a) prepare and submit any information, notices, computations, returns, declarations, elections and payments required in respect of any Tax Law;

                  (b) prepare any accounts necessary for the compliance of any Tax Law; and

                  (c)      retain necessary records as required by any Tax Law.

         22.6     RETURNS SUBMITTED

                  So far as the Seller is aware, each member of the Company Group has submitted any necessary information, notices, computations, returns, declarations and elections to the relevant Governmental Agency in respect of any Tax or any Duty relating to that Company Group member.

         22.7     RETURNS ACCURATE

                  So far as the Seller is aware, any information, notice, computation, return, declaration or election which has been submitted by a member of the Company Group to a Governmental Agency in respect of any Tax or Duty:

                  (a) discloses all material facts that should be disclosed under any Tax Law; and

                  (b)      has been submitted on time.

         22.8     COPIES ACCURATE

                  All copies of any information, notices, computations, returns, declarations or elections submitted by a member of the Company Group in respect of any Tax or

                                                   Malaysia Share Sale Agreement

                  Duty which has been supplied to the Buyer by the Seller are true copies of the originals.

         22.9     NO DISPUTES

                  No member of the Company Group is currently engaged in any dispute with any Governmental Agency in respect of any Tax or Duty and is not aware of any circumstances that may give rise to such a dispute.

23       SELLER'S KNOWLEDGE

                  The Seller is not aware of any matter or thing that is or may be inconsistent with the Buyer's Warranties.

24       EFFECT OF SALE OF SHARES

         24.1     CUSTOMERS/SUPPLIER RELATIONSHIPS

                  As far as the Seller is aware, the transfer of the Shares to the Buyer under this agreement will not result in any supplier or customer of any member of the Company Group ceasing or being entitled to substantially reduce its level of business with that Company Group member.

         24.2     EFFECT OF SALE

                  The entry into and performance of this agreement does not and will not:

                  (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which a member of the Company Group is a party; or

                  (b) relieve any person from any obligation to a member of the Company Group;

                  (c) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on a member of the Company Group, its assets or undertaking; or

                  (d) result in any indebtedness of a member of the Company Group becoming due and payable.

                                                   Malaysia Share Sale Agreement

25       TRADE PRACTICES

         So far as the Seller is aware, no member of the Company Group nor any of the officers or employees of the members of the Company Group has, in the two years before Completion, committed or omitted to do any act or thing the commission or omission of which is a material contravention of the Contracts Act 1950 in Malaysia.

26       LIABILITY UNDER ASSET AND OTHER SALE AGREEMENTS

         No member of the Company Group will have any obligations or liabilities (actual or contingent) after Completion to:

         (a)      do any act, matter or thing; or

         (b)      pay any moneys under any indemnity,

         under any agreement entered into prior to Completion for the sale or purchase of any business interest, shares or partnership interest.

                                                   Malaysia Share Sale Agreement

SCHEDULE 3 - DISCLOSURE SCHEDULE

         The matters set out in this disclosure schedule constitute formal disclosure to the Buyer of facts or circumstances which are, or may be, inconsistent with the Seller's Warranties. The Seller gives no representation as to the completeness or accuracy of the disclosures in this schedule. While some disclosures have, for convenience, been set against specific Seller's Warranties, they constitute disclosure against any other Seller's Warranty to which they may apply.

             Seller Warranty Number         Matter Disclosed

                                                   Malaysia Share Sale Agreement

SCHEDULE 4 - INTELLECTUAL PROPERTY RIGHTS

PART 1 - INTELLECTUAL PROPERTY RIGHTS OWNED BY THE COMPANY GROUP

         TRADE MARKS:

         REGISTERED OWNER                            COUNTRY            TRADEMARK          REGISTRATION NUMBER
         -------------------------------------------------------------------------------------------------------
         Dreamland Corporation (M) Sdn Bhd           Malaysia           DREAMLAND          85/04381

         Dreamland Spring Manufacturing Sdn Bhd      Malaysia           ARISTOCRAT         M/94443

         Dreamland Corporation (M) Sdn Bhd           Sarawak            DREAMLAND          24325

         Dreamland Corporation (M) Sdn Bhd           Sarawak            DREAMLAND          24326

         Dreamland Corporation (M) Sdn Bhd           Sarawak            DREAMLAND          24328

         Dreamland Corporation (M) Sdn Bhd           Sarawak            DREAMLAND          24329

         Dreamland Corporation (M) Sdn Bhd           Singapore          ARISTOCRAT         B376/84

         Dreamland Corporation (M) Sdn Bhd           Brunei             DREAMLAND          11,450

         Dreamland Corporation (M) Sdn Bhd           Brunei             DREAMLAND          11,449

         Dreamland Corporation (M) Sdn Bhd           Brunei             DREAMLAND          11,448

         Dreamland Corporation (M) Sdn Bhd           Brunei             DREAMLAND          11,447

         Dreamland Corporation (M) Sdn Bhd           Brunei             DREAMLAND          11,446

PART 2 - LICENSES TO MEMBERS OF THE COMPANY GROUP TO USE INTELLECTUAL PROPERTY RIGHTS

                                                 PROPERTY                  TERRITORY/
         LICENCE TITLE     PARTIES               (EG TRADE MARK ETC)       EXCLUSIVITY        EXPIRY DATE
         --------------------------------------------------------------------------------------------------------------
         Technology        Licensor - Pacific    SLEEPMAKER trade mark     Malaysia           3 years from the sell
         Agreement         Dunlop Limited        (registration no                             down by Pacific Dunlop
                                                 84/04298)                                    Limited of its
                           Licensee - Restonic                                                interests in Restonic
                           (M) Bhd Sdn           SLEEPMAKER trade mark     Singapore          (M) Sdn Bhd as under
                                                 (registration no                             the Technology
                                                 B3826/86)                                    Agreement or 3 years
                                                                                              from the date upon
                                                 SLEEPMAKER trade mark     Brunai             which the Joint Venture
                                                 (registration no 22421)                      and Shareholders
                                                                                              Agreement terminates.

         Licence           Licensor - Leggett    Licensor's technical      Federation of      Business unit has
         Agreement         & Platt               and non-technical         Malaysia,          advised that agreement
                                                 written information to    Singapore &        still current.
                           Licensee -            enable the Licensee to    Brunei.
                           Dreamland Spring      produce and market the
                           Manufacturing Sdn     Products.                 Exclusive for
                           Bhd                                             initial term.
                                                 Includes licence of       (to be confirmed)
                                                 "Mira Coil" trade mark
                                                 or application in
                                                 Malaysia and Singapore.

PART 3 - LICENSES GIVEN BY MEMBERS OF THE COMPANY GROUP TO USE ITS INTELLECTUAL PROPERTY RIGHTS

                                                   Malaysia Share Sale Agreement

SCHEDULE 5 - SUPERANNUATION FUNDS

         Employee Provident Fund

                                                   Malaysia Share Sale Agreement

SCHEDULE 6 - CONTRACTS

PART 1 - CONTRACTS

COMPANY AND COMPANY SUBSIDIARY CONTRACTS

  BUSINESS UNIT                              PARTIES                                         CONTRACT NAME
-------------------------------------------------------------------------------------------------------------------------------
BEDDING MALAYSIA

                          IKEA Handel Sdn Bhd                                   Purchase Agreement

                          Dreamland Corporation (Malaysia) Sdn Bhd & Amway      Distribution Agreement
                          (Malaysia) Sdn Bhd

                          Dreamland Corporation (Malaysia) Sdn Bhd &            Supply Contract
                          Magnificent Diagraph Sdn Bhd

                          Dreamland & Duport Marketing Pty Ltd                  Unwritten Distributor Agreement

                          Sleepmaker & MLC Marketing Pty Ltd                    Unwritten Distributor Agreement

                          Kanzen Berhad, PD Holdings (Malaysia), Sdn Bhd,       Escrow Agreement
                          Restonic (M) Sdn Bhd & Malayan Banking Berhad

                          Pacific Dunlop & Restonic (M) Sdn Bhd                 Technology Agreement

                          Kanzen Berhad & Restonic (M) Sdn Bhd                  Share Sale Agreement

                          Kanzen Berhad, PD Holdings (Malaysia) Sdn Bhd &       Joint Venture and Shareholders' Agreement
                          Pacific Dunlop

                          Eurocoir Products & Yorya Industrial Co Ltd           Sale of Goods Deed

                          Hotline Furniture Trading (M) Sdn Bhd and Dreamland   Settlement Agreement
                          Corporation (Malaysia) Sdn Bhd.

                          Kanzen Berhad, PD Holdings (Malaysia) Sdn Bhd and     Adherence Agreement
                          Lembaga Tabung Angakatan Tentera

PART 2 - FOREIGN EXCHANGE CONTRACTS

                                                   Malaysia Share Sale Agreement

SCHEDULE 7 - GUARANTEES

                                                                         Amount (Ringgit
Company                   Guarantor              Beneficiary             Malaysia - RM)         Due Date
----------------------------------------------------------------------------------------------------------------------
Restonic (M) Sdn Bhd      Citibank Berhad        Tenaga Nasional          20,000                03/07/01 - 02/07/02

Dreamland Corporation     Citibank Berhad        Sunway City Berhad        2,727                19/10/01 - 18/10/02
(M) Sdn Bhd

Dreamland Spring          Citibank Berhad        Tenaga Nasional          12,000                13/11/00 - 12/11/01
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam    10,500                30/05/01 - 29/05/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     6,000                26/06/01 - 25/06/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     6,000                10/07/01 - 09/07/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam    31,000                19/07/01 - 18/07/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     6,700                01/08/01 - 30/07/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     6,300                15/08/01 - 14/08/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     2,700                22/08/01 - 21/08/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam     2,500                24/08/01 - 23/08/02
Manufacturing Sdn Bhd

Dreamland Spring          Citibank Berhad        Ketua Pengarah Kastam   300,000                17/07/01 - 16/07/02
Manufacturing Sdn Bhd

Dream Products Sdn Bhd    Citibank Berhad        Tenaga Nasional           6,000                01/07/01 - 30/06/02

Dream Products Sdn Bhd    Citibank Berhad        Ketua Pengarah Kastam     2,500                25/07/01 - 24/07/02

Dream Products Sdn Bhd    Citibank Berhad        Ketua Pengarah Kastam   100,000                10/09/01 - 09/09/01

Eurocoir Products Sdn     Citibank Berhad        Tenaga Nasional          46,000                13/05/01 - 12/05/02
Bhd

                                                   Malaysia Share Sale Agreement

                                                                         Amount (Ringgit
Company                   Guarantor              Beneficiary             Malaysia - RM)         Due Date
----------------------------------------------------------------------------------------------------------------------
Eurocoir Products Sdn     Citibank Berhad        Ketua Pengarah Kastam    20,000                14/06/01 - 13/06/01
Bhd

                                                   Malaysia Share Sale Agreement

SCHEDULE 8 - EMPLOYEES

                                                   Malaysia Share Sale Agreement

SCHEDULE 9 - PLANT AND EQUIPMENT

                                  DESCRIPTION OF
         BUSINESS UNIT            ASSET                  LOCATION                       WDV $,000
         ---------------------------------------------------------------------------------------------
         Dream Products Sdn       Leasehold buildings    Tanjung Agas Industrial          796
         Bhd                                             Estate, Malaysia

         Dreamland Spring         Leasehold buildings    Tanjung Agas Industrial          825
         Manufacturing Sdn Bhd                           Estate, Malaysia

         Dreamland Spring         Gribetz G14300E &      Tanjung Agas Industrial          310
         Manufacturing Sdn Bhd    quilting machine       Estate, Malaysia

         Dreamland Spring         Miracoil machine       Tanjung Agas Industrial          610
         Manufacturing Sdn Bhd                           Estate, Malaysia

         Eurocoir Products        Leasehold              Tanjung Agas Industrial          309
         Sdn Bhd                  buildings (Palm        Estate, Malaysia
                                  line)

         Eurocoir Products        Leasehold              Tanjung Agas Industrial        1,011
         Sdn Bhd                  buildings (Poly        Estate, Malaysia
                                  line)

         Eurocoir Products        Polyester machine      Tanjung Agas Industrial          445
         Sdn Bhd                                         Estate, Malaysia

         Eurocoir Products        Non-woven low          Tanjung Agas Industrial        1,452
         Sdn Bhd                  melting fibre plant    Estate, Malaysia

                                                   Malaysia Share Sale Agreement

SCHEDULE 10 - ASSETS LEASES

                                                   Malaysia Share Sale Agreement

SCHEDULE 11 - PROPERTIES

         Unwritten Tenancy Agreement between Dreamland Corporation (M) Sdn Bhd and Khoo Guat Beng in relation to 45 and 47 Jalan Kapal, off Jalan Chain Ferry, 12100 Butterworth, Penang, Malaysia.

         Tenancy Agreement dated 18 August 2000 between Haut Heng (Lim Low &
         Sons) Sdn Bhd and Dreamland Corporation (M) Sdn Bhd in relation to Lot 56, Komplecks Selayang, Batu 8 1/2, Jalan Ipoh, 68100 Batu Caves, Selangor Darul Ehsan.

         Tenancy Agreement dated 1 September 2000 between Subang Furnishing Centre and Dreamcrafts (M) Sdn Bhd, in relation to Lot F35, Subang Parade Shopping Complex.

         Tenancy Agreement dated 9 March 2000 between Limstead Holdings Sdn Bdh and Dream Crafts Sdn Bhd in relation to Ground and First Floor at No 15, Jalan ss 2/67, 47300 Petaling Jaya, Selangor.

         Tenancy Agreement dated 1 January 2001 between Rangkaian Hotel Seri Malaysia Sdn Bhd and Dream Crafts Sdn Bhd in relation to No 6, Jalan 27/70A, Desa Sri Hartamas 50480, Kuala Lumpur.

         Leasehold factory at Tanjung Agas Industrial Estate Muar, comprising four separate lots:

         . HS (D) 5333, Daerah Muar, Negeri Johore, No P.T. K35, Mukim Kesang in the name of Eurocoir Products Sdn Bhd

         . HS (D) 11185, Daerah Muar, Negeri Johore, No. P.T. K33, Mukim Kesang in the name of Flexible Foam Sdn Bhd (now called Dream Products Sdn Bhd)

         . HS (D) 4934, Daerah Muar, Negeri Johore, No P.T. K25, Mukim Kesang in the name of Dreamland Spring Manufacturing Sdn Bhd

         . HS (D) 5334, Daerah Muar, Negeri Johore, No P.T. K35, Mukim Kesang in the name of Eurocoir Products Sdn Bhd.

                                                   Malaysia Share Sale Agreement

SCHEDULE 12 - [NOT USED]

                                                   Malaysia Share Sale Agreement

EXECUTED AS AN AGREEMENT:


Signed for and on behalf of
Pacific Dunlop Limited
by its duly authorised Attorney under Power in the presence of:


--------------------------------                 -------------------------------
Witness                                          Attorney


--------------------------------                 -------------------------------
Name (please print)                              Name (please print)


Signed for and on behalf of
PD Holdings (Malaysia) Sdn Bhd
by its duly authorised Attorney under Power in the presence of:


--------------------------------                 -------------------------------
Witness                                          Attorney


--------------------------------                 -------------------------------
Name (please print)                              Name (please print)


Signed for and on behalf of:
PB Holdings NV
by its duly authorised Attorney under Power in the presence of:


--------------------------------                 -------------------------------
Witness                                          Attorney


--------------------------------                 -------------------------------
Name (please print)                              Name (please print)


--------------------------------                 -------------------------------
Witness                                          Attorney


--------------------------------                 -------------------------------
Name (please print)                              Name (please print)

                                                                         page 43